malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

June 3, 2021

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Energy and Water Development Corp. to be filed with the Securities and Exchange Commission on or about June 3, 2021. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas